Exhibit 8.1

Seward & Kissel llp 901 K STREET, NW WASHINGTON, D.C. 2000

WRITER'S DIRECT DIAL	TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

[ ], 2020

[DRAFT FORM OF TAX OPINION]

Wilshire wShares Enhanced Gold Trust

c/o Wilshire Phoenix Funds LLC
2 Park Avenue, 20th Floor

New York, New York 10016

Re: Wilshire wShares Enhanced Gold Trust

Ladies and Gentlemen:

We have acted as counsel for Wilshire Phoenix Funds LLC, a Delaware limited liability company (the "Company"), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the "Registration Statement") as filed by the Trust with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of [   ] units of fractional undivided beneficial interest (the "Shares") representing units of fractional undivided beneficial interest in and ownership of the Wilshire wShares Enhanced Gold Trust (the "Trust"). You have requested our opinion regarding certain United States federal income tax matters relating to the Trust and the holders of the Trust's Shares. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the Registration Statement, and (ii) the prospectus of the Trust included in the Registration Statement (the "Prospectus"). We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

In rendering this opinion, we have relied upon and assumed, with your permission, that the information presented in the Registration Statement accurately and completely describes all material facts, and that the Trust will operate in the manner discussed in its organizational documents and the Prospectus.

Wilshire wShares Enhanced Gold Trust

[          ], 2020

Based on the facts as set forth in the Registration Statement and the Prospectus, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus, we hereby confirm that the opinions with respect to United States federal income tax matters expressed in the discussions in such sections are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are (i) within the category of persons whose consent is required under Section 7 of the Securities Act, or (ii) "experts" within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,